EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES


------------------------------------ ---------------------------------------------------------------------
                                                       For the year Ended December 31,
                                        2000         1999         1998           1997           1996
                                                            (dollars in thousands)

Pre-tax (loss) income before
  discontinued operations and
  extraordinary gains                  $(12,052)       $7,095      $17,878         $10,813        $10,630

Fixed Charges:
Interest expense                           3,599        3,706        4,301           4,091          4,123
Capitalized interest                           0          130            0               0              0
Interest relating to rental
  expense (1)                                956          867          438             438            542
                                          ------       ------       ------          ------         ------
    Total fixed charges                    4,555        4,703        4,739           4,529          4,665

Earnings available for fixed
charges                                 $(7,497)      $11,798      $22,617         $15,342        $15,295

Ratio of earnings to fixed charges       (1.65x)        2.51x        4.77x           3.39x          3.28x
-------------------------


(1) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

Earnings were not sufficient to cover fixed charges during the year ended December 31, 2000 by $12,052,000; all other periods had sufficient income to cover charges.

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES


                                          Year Ended
                                    December 31, 2000 (1)
                                    ---------------------

                                    (dollars in thousands)
Pre-tax (loss) income before               $(10,195)
  discontinued operations and
  extraordinary gains

Fixed Charges:
Interest expense                              1,615
Capitalized interest                              0
Interest relating to rental
  expense (2)                                   956
                                             ------
    Total fixed charges                       2,571
                                             ------

Earnings available for fixed                $(7,624)
charges

Ratio of earnings to fixed                   (2.97x)
  charges

         -------------------------


     (1) Assumes the exchange as of January 1, 2000 of $27,059,000 in principal amount of old junior subordinated debentures for $20,000,000 in cash and $20,000,000 in principal amount of old junior subordinated debentures for $20,000,000 in principal amount of new senior debentures.

     (2) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

     Pro forma earnings were not sufficient to cover fixed charges during the year ended December 31, 2000 by $10,195,000.